Exhibit 99.1

Press Release	Source: Tribute Pharmaceuticals Canada Inc.

Tribute Pharmaceuticals Receives Approval to List on TSX Venture Exchange

MILTON, ONTARIO--(Marketwired - May 23, 2014) - Tribute Pharmaceuticals Canada Inc. (TBUFF;OTCQB) ("Tribute" or the "Company"), a specialty pharmaceutical company with a primary focus on the acquisition, licensing, development and promotion of healthcare products in Canada and the U.S., today announced that it has received approval from TSX Venture Exchange  (“TSX-V”) to add its stock listing, effective with the opening of the market on Tuesday, May 27, 2014. The Company’s common stock will trade under the symbol “TRX.” The TSX Venture Exchange is Canada’s junior listings market, providing companies at the early stages of growth the opportunity to raise capital.

About Tribute Pharmaceuticals Canada Inc.

Tribute is a specialty pharmaceutical company with a primary focus on the acquisition, licensing, development and promotion of healthcare products in Canada and the U.S. markets.

Tribute markets Cambia® (diclofenac potassium for oral solution), Bezalip® SR (bezafibrate), Soriatane® (acitretin), NeoVisc® (1.0% sodium hyaluronate solution) Uracyst® (sodium chondroitin sulfate solution 2%) and Collatamp G® in the Canadian market. Additionally, NeoVisc® and Uracyst® are commercially available and are sold globally through various international partnerships. Tribute also has the exclusive U.S. rights to develop and commercialize Bezalip® SR in the U.S. and has the exclusive right to sell bilastine a product licensed from Faes Farma for the treatment of Allergic Rhinitis and Chronic Idiopathic Urticaria (hives) in Canada. The exclusive license is inclusive of prescription and non-prescription rights for bilastine, as well as adult and pediatric presentations in Canada. This product is subject to receiving Canadian regulatory approval.

Tribute Pharmaceuticals' Forward Looking Statement

This press release contains certain forward-looking statements about Tribute as defined in the Private Securities Litigation Reform Act of 1995, which statements can be identified by the use of forward-looking terminology, such as "may", "will", "expect", "intend", "anticipate", "estimate", "predict", "plan" or "continue" or the negative thereof or other variations thereon or comparable terminology referring to future events or results. Forward-looking statements, by their nature, are subject to risks and uncertainties, Tribute actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous factors, any of which could cause actual results to vary materially from current results or anticipated future results. See Tribute reports filed with the Canadian Securities Regulatory Authorities and the U.S. Securities and Exchange Commission from time to time for cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ materially from results referred to in forward-looking statements. Tribute assumes no obligation to update the information contained in this press release to update forward-looking statements to reflect changed assumptions, the occurrence of anticipated events or changes in future operating results, financial condition or business over time.

Bezalip®SR and Soriatane® are registered trademarks and under license from Actavis Group PTC ehf.  Cambia® is a registered trademark and under license from Depomed, Inc. Collatamp G® is a registered trademark and under license EUSA Pharma (Europe) Limited.

For further information on Tribute visit the Company's website: http://www.tributepharma.com

Contacts:

Tribute Pharmaceuticals Canada Inc.
Scott Langille
CFO
905-876-3166
scott.langille@tributepharma.com

Kevin Fickle
President, Nuwa Group LLC
Phone: (925) 330-8315
Email: Kevin@nuwagroup.com